Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC.
ANNOUNCES APPOINTMENT OF PAUL E. WASHINGTON TO THE BOARD OF DIRECTORS

McKINNEY, Texas, March 26, 2021 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced that it has appointed Paul E. Washington to its Board of Directors. Mr. Washington’s appointment to fill an existing vacancy increases the current number of directors to ten, eight of whom are independent directors. Mr. Washington will serve on the Board’s Audit and Strategic Planning Committees.
Independent Bank Group’s Chairman and CEO David R. Brooks said, “We are thrilled to welcome Paul to the Board. He is a highly respected businessman and deeply influential civic leader in Denver whose experience will be invaluable as we work to expand our relationships in Colorado and support those communities which we serve. His diverse experience will add breadth and an important new perspective to the Board.”

Paul Washington is a highly respected business and civic leader with over 30 years of experience in senior operating roles for both commercial and public sector entities. Paul brings deep expertise in business strategy & execution; managing a P&L; finance; M&A; law; economic development; and corporate governance.
Paul currently serves as the Market Director for JLL, an international Fortune 500 commercial real estate services firm with over 90,000 employees worldwide. He oversees business strategy and day-to-day operations, with full P&L responsibility of all JLL business units across Colorado, Utah and Idaho. He is responsible for managing a team of more than 300 professionals and ensuring integrated business development opportunities for all business lines, which include: Tenant Representation, Corporate Accounts, Capital Markets, Project Development Services, Public Institutions, and Landlord Leasing. Paul has held this position since 2017 and has grown revenue substantially over this period of time.
While at JLL, Paul developed annual and long-term business strategies; grew to #1 market share in key growth submarkets; recruited a top-performing multi-family brokerage team; oversaw the buildout of JLL’s 30K sf regional headquarters into an award winning office space; and improved diversity significantly by strategically recruiting highly talented, diverse brokers.

Prior to his role at JLL, he served as the Executive Director of Economic Development for the City of Denver, a Mayoral-appointed, cabinet-level position. Paul managed a $60M annual budget and a staff of 290 employees where he developed and oversaw the execution of the economic development strategy of the City and County of Denver. Notable accomplishment while in this role include the reduction of the default rate on the City’s $140M small business loan portfolio from 18% to 5%; successfully recruiting a dozen corporate and divisional headquarters to Denver; and developing and executing the 2012-2016 JumpStart economic development strategies, which directly influenced the creation and retention of more than 30,000 jobs and leveraged $818M in private capital investment. Paul also enjoyed a 10-year career in investment banking. He was the founder and president of LJS Holdings, an international investment advisory firm, where, among other accomplishments, he represented GHCL Ltd., a large conglomerate based in India, on its acquisition of Dan River, Inc., the 2nd largest textile company in the U.S. He began his career as a corporate attorney, focused on mergers and acquisitions of public companies, for the international law firm of Hogan Lovells.
Paul is considered one of the most influential business and civic leaders in the State of Colorado. In 2019, he was recognized as one of the Most Admired CEOs by the Denver Business Journal. He also serves on numerous boards including Denver Health, Colorado Housing Finance Authority where he is chairman of the finance committee, Colorado Concern, the Denver Metro Chamber of Commerce and the Downtown Denver Partnership. He was also the former vice-chairman of the University of Northern Colorado board of trustees.
Paul earned both his law degree and his degree in business from the University of California at Berkeley, where he was graduate student body president. He also has a master’s degree in tax from the University of Denver.

About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
CONTACTS:

Analysts/Investors:

Paul Langdale Senior Vice President, Director of Corporate Development (972) 562-9004 plangdale@ibtx.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Schwinn Feng Chief Marketing Officer (469) 301-2706 schwinn.feng@ibtx.com

Source: Independent Bank Group, Inc.

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